Exhibit 99.1

Trade Street RESIDENTIAL Reports FiRST Quarter 2014 Results

– Same Store NOI Increases 6.3% –

– Average Occupancy Increases 190 bps to 95.5% –

– Acquires 5 Communities for $198 Million –

– Richard H. Ross Named Chief Executive Officer in April 2014 –

AVENTURA, FL, May 7, 2014 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a vertically integrated and self-managed real estate investment trust focused on acquiring, owning, operating and managing high-quality, conveniently located, apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas, today announced consolidated results for the first quarter ended March 31, 2014.

Operational and Financial Highlights for First Quarter 2014

•	Reported Core FFO of $0.9 million, or $0.03 per diluted share.

•	Same store net operating income, or same store NOI, increased 6.3% compared to the same period in the prior year. Over the same period, same store revenue increased 6.8% and same store expenses increased 7.4%.

•	Same store average occupancy was 95.5% at quarter end, a gain of 190 basis points compared to the same period last year.

•	Same store average rent increased to $871 per unit, an increase of 2.7% compared to the same period last year. Average rent across the entire portfolio was $948.

•	Acquired five communities totaling 1,530 units for an aggregate investment of $198 million.

•	Subsequent to the end of the first quarter, Richard H. Ross was appointed to the permanent position of Chief Executive Officer, and interim Chief Financial Officer.

“We are pleased to report strong growth in revenue and net operating income for another consecutive quarter as we continue to capture higher rental rates and maintain our occupancy levels,” stated Richard Ross, Chief Executive Officer and interim Chief Financial Officer of Trade Street Residential. “During the quarter, we expanded our capital base, strengthened our balance sheet and further improved the quality and age of our operating property portfolio with the acquisition of five well-located luxury apartment communities for approximately $198 million. As we look to the balance of 2014, we believe our company is attractively positioned and we remain focused on continuing to improve our operating metrics, strengthen our balance sheet and generate stable cash flow.”

Financial Results for the Three Months Ended March 31, 2014

Net loss attributable to common stockholders for the first quarter of 2014 was a net loss of ($15.2) million as compared to net income of $6.8 million in the prior year period. The net loss for the first quarter of 2014 was primarily the result of a $9.0 million charge related to the costs associated with the separation from the Company of certain members of senior management (as discussed below under “Management and Director Transition”). Net income for the first quarter of 2013 included a one-time gain of $11.7 million related to the extinguishment of equity securities. The net loss per basic and diluted share for the first quarter of 2014 was ($0.48), a change from net income per share of $1.44 in the prior year period, primarily as a result of the foregoing factors.

Funds from Operations, or FFO, for the first quarter of 2014 was a deficit of ($10.6) million, or ($0.33) per diluted share, as compared to a deficit of ($1.6) million, or ($0.34) per diluted share in the prior year period. The decrease in FFO is largely the result of the charge related to the management transitions. Core FFO for the first quarter of 2014 was $0.9 million, or $0.03 per diluted share, as compared to a deficit of ($0.5) million, or ($0.11) per diluted share in the prior year period. The increase in Core FFO from the prior period is largely the result of $3.1 million of additional NOI from the ten properties acquired since March 2013, partially offset by increased interest expense and additional general and administrative expenses during the first quarter of 2014.

Portfolio Performance

Same store NOI for the first quarter of 2014 was $2.9 million as compared to $2.8 million in the same period in the prior year. Same store NOI increased 6.3% as compared to the first quarter of the prior year, driven primarily by a 6.8% increase in same store revenue, partially offset by a 7.4% increase in same store property expenses. The increase in same store revenue was primarily attributable to a 190 basis point increase in average occupancy to 95.5%, and a 2.7% increase in average rent to $871 per month. The increase in same store expenses was primarily attributable to increased property taxes, salaries and benefits as well as weather related expenses incurred during the first quarter 2014.

On a sequential quarter basis, first quarter 2014 same store revenue increased 0.2% compared to the fourth quarter of 2013, while same store property expenses decreased 3.8% resulting in a same store NOI increase of 4.0%. The reduction in property expenses is primarily due to lower repair and maintenance costs in the first quarter of 2014.

Transaction Activity

In January 2014, the Company acquired The Estates at Wake Forest, a newly-constructed 288-unit Class A luxury apartment community located in Wake Forest (Raleigh), North Carolina, for approximately $37.3 million. The Company obtained a mortgage of $18.6 million for seven years and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.9% with interest only payments for the full term of the loan.

In January 2014, the Company also acquired Miller Creek at Germantown, a newly-constructed 330-unit Class A luxury apartment community located in Germantown (Memphis), Tennessee, for approximately $43.8 million. The Company obtained a mortgage of $26.3 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 4.6% for ten years with three years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter.

In February 2014, the Company acquired The Aventine Greenville, a newly constructed 346-unit Class A luxury apartment community located in Greenville, South Carolina, for approximately $41.9 million. The company obtained a mortgage of $21.0 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.7% for seven years with five years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter.

In March 2014, the Company acquired Waterstone at Brier Creek, a newly-constructed 232-unit Class A luxury apartment community located in Raleigh, North Carolina, for approximately $32.7 million. The Company obtained a mortgage of $16.3 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.7% for eight years with interest only payments for the full term of the loan.

In March 2014, the Company also acquired The Avenues at Craig Ranch, a newly-constructed 334-unit Class A luxury apartment community located in McKinney (Dallas), Texas, for approximately $42.4 million. The Company obtained a mortgage of $21.2 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.8% for seven years with interest only payments for the full term of the loan.

Subsequent to the end of the first quarter, in April 2014, the Company closed on the previously announced acquisition of Waterstone at Big Creek, a newly-constructed 270-unit apartment community located in Alpharetta (Atlanta), Georgia, for approximately $40.5 million. The Company utilized cash on hand and borrowings under its current revolving credit facility to fund the purchase.

As a result of acquisition activity during the first quarter of 2014 and subsequent acquisition of Waterstone at Big Creek, the Company owns 21 properties comprising 5,255 units and with a weighted average age of 10.5 years as of the date of this release.

Balance Sheet and Financing Activity

As of March 31, 2014, the Company had total debt outstanding of $316.1 million at a weighted average interest rate of 3.9%, with 94.3% of the total debt at fixed rates and a weighted average term-to-maturity of 8.2 years.

In January 2014, the Company completed its $150 million recapitalization transaction, raising proceeds of $100 million in an offering of 15,797,789 shares of common stock at $6.33 per share to the holders of subscription rights granted to existing stockholders as of December 16, 2013, and a concurrent $50 million private placement of shares of common stock to certain investment entities managed or advised by Senator Investment Group LP (collectively, "Senator") at $6.33 per share. In addition, Senator agreed to a backstop commitment to purchase all shares not purchased by holders of rights in the rights offering. Holders of subscription rights in the rights offering acquired $98.5 million, or approximately 98.5% of the shares available in the rights offering. Following the completion of the transactions, Senator owned approximately 25.5% of the 36,576,096 shares of outstanding common stock of the Company as of March 31, 2014.

In January 2014, the Company entered into a new $75 million senior secured credit facility with an accordion feature allowing the Company to increase borrowing capacity to $250 million, subject to certain approvals. The credit facility has an initial three-year term that can be extended at the Company's option for up to two, one-year periods and has a variable interest rate of LIBOR plus a spread of 1.75% to 2.75%, depending on the Company's consolidated leverage ratio.

In addition, in conjunction with the closing of the new credit facility, the Company paid off approximately $29.6 million of variable rate debt and, in February 2014, the Company refinanced two of its properties, Estates at Millenia and Fountains Southend, which had 2014 debt maturities aggregating $65 million, with long-term fixed rate loans.

Management and Director Transition

In February 2014, Richard H. Ross, was appointed by the Company's Board of Directors as interim chief executive officer. Subsequent to the end of the first quarter, in April 2014, the Company’s Board of Directors appointed Mr. Ross to the permanent position of chief executive officer. Mr. Ross continues to serve as chief financial officer in an interim role.

Mr. Ross replaced Michael Baumann, who decided to step down as the Company's chief executive officer and as Chairman in February 2014. Mack Pridgen, chairman of the Company's audit committee and its lead independent director, was appointed as Chairman of the Company's Board of Directors.

Also in February 2014, Ryan Hanks, the Company's chief investment officer, was appointed as interim chief operating officer. On March 18, 2014, David Levin decided to step down as the Company’s President and Vice Chairman. As a result of these departures, the Company recorded a one-time charge in the first quarter of 2014 of approximately $9.0 million, of which approximately $3.2 million was paid in cash, $3.3 million was paid in shares of the Company’s stock, and $2.5 million was charged relating to the conversion of Class B contingent units in the Company's operating partnership into common units of operating partnership.

In addition, during the first quarter of 2014, Lewis Gold, Sergio Rok and James Boland resigned from the Company’s Board of Directors. Following these additional departures, the Board of Directors approved a reduction in the size of the board to five members, versus nine previously.

Dividend

On February 12, 2014, the Company’s Board of Directors declared a dividend in the amount of $0.095 per share and unit, payable to holders of record of common stock and common operating partnership units as of March 31, 2014, which was paid on April 15, 2014.

Conference Call and Webcast

The Company will host a webcast and conference call on Thursday, May 8, 2014 at 11:00 a.m. Eastern Time to review first quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.tradestreetresidential.com in the Investors section. A replay of the conference call will be available through June 8, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code13580673. Supplemental financial information is available in the Investor Relations section of the Company’s website under Financial Information.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a vertically integrated and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which the Company filed with the Securities and Exchange Commission on March 26, 2014.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and bargain purchase gains, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains and losses from extinguishment of debt, transaction costs related to acquisitions and reorganization, management transition costs and certain other non-cash items. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition, the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. Reconciliations of net income attributable to common stockholders to FFO, Core FFO, NOI, and same store NOI are included in the Supplemental Information posted on the Company’s website.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com